Exhibit 10.1

NEITHER THIS NOTE NOR ANY SHARES OF STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. NEITHER THIS NOTE NOR ANY SHARES OF STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THIS NOTE OR SHARES OF STOCK ISSUABLE UPON CONVERSION OF THIS NOTE UNDER SUCH ACT UNLESS SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE ACT.

THE3RDBEVCO, INC.

11% CONVERTIBLE PROMISSORY NOTE DUE DATE 7/22/21

Principal Face Amount: $5,000.00

Date: January 23, 2021

FOR VALUE RECEIVED, The3rdBevCo, Inc., a corporation organized and existing under the laws of the State of New York (the “Issuer”), promises to pay to Robert Marston, the registered holder hereof (the “Holder”), the principal sum of $5,000.00 (the “Face Amount”) on the Maturity Date (as defined below) and to pay interest on the principal sum outstanding Face Amount from time to time at the rate of eleven percent (11)% per annum (computed on the basis of the actual number of days elapsed and a year of 360 days and compounded monthly), accruing on a daily basis from the Execution Date, the date of initial issuance of this Note (the “Issue Date”), until payment in full of the Face Amount has been made or duly provided for (whether before or after the Maturity Date). Notwithstanding any other provision hereof, interest paid or becoming due hereunder and any other payments hereunder which may constitute interest shall in no event exceed the maximum rate permitted by applicable law.

This Note is subject to the following additional provisions:

1.	The term “Maturity Date” means that date being exactly one hundred eighty (180) days from the issuance of this Note.

a.	At any time that the Note remains outstanding, upon three (3) business days’ written notice (the “Prepayment Notice”) to the Holder, the Issuer may pay 100% of the entire Outstanding Principal Amount of the Note plus any accrued but unpaid Interest. If the Issuer gives written notice of prepayment, the Holder continues to have the right to convert principal and interest on the Note into Conversion Shares until three (3) business days elapses from the Prepayment Notice.

b.	TIME IS OF THE ESSENCE WITH RESPECT TO ANY PAYMENT DUE HEREUNDER. The Issuer shall be in default hereunder if any payment is not made in a timely manner, without any right to cure unless such right to cure is granted by the Holder in each instance; provided, however, that the grant of such right is in the sole discretion of the Holder and may be withheld for any reason or for no reason whatsoever with the exception that in all cases the Issuer shall be entitled to at least a 3 business day period to cure any notified default.

2.	Any payment made on account of the Note shall be applied in the following order of priority: (i) first, to any amounts due hereunder other than principal and accrued interest,(ii) then, to accrued interest through and including the date of payment, and (iii) then, to principal of this Note.

3.	All payments contemplated hereby shall be made in immediately available good funds of United States of America currency by wire transfer to an account designated in writing by the Holder to the Issuer (which account may be changed by notice similarly given). For purposes of this Note, the phrase “date of payment” means the date good funds are received in the account designated by the notice which is then currently effective.

4.	No provision of this Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency, as herein prescribed. This Note is a direct obligation of the Issuer.

5.	Reserved.

6.	Conversion.

a.	Voluntary Conversion. At any time after the Issue Date until this Note is no longer outstanding, the Face Amount outstanding under this Note shall be convertible into shares of Common Stock at the option of the Holder, in whole or in part at any time and from time to time (subject to the limitations on conversion set forth in Section 7(d) hereof). The Holder shall effect conversions by delivering to the Issuer the form of Notice of Conversion attached hereto (a “Notice of Conversion”), specifying therein the face amount of the Note to be converted and the date on which such conversion is to be effected (a “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is provided hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender Notes to the Issuer unless the entire principal amount of this Note plus all accrued and unpaid interest thereon has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and the Issuer shall maintain records showing the principal amount converted and the date of such conversions. The Issuer shall deliver any objection to any Notice of Conversion within 3 business days of receipt of such notice. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof. However, at the Issuer’s request, the Holder shall surrender the Note to the Issuer within five (5) business days following such request so that a new Note reflecting the correct principal amount may be issued to Holder.

b.	Conversion Price. The Holder of this Note is entitled, at its option, at any time after the issuance of this Note, to convert all or any lesser portion of the Outstanding Principal Amount and accrued but unpaid Interest into Common Stock at a conversion price equal to $1.00 per share of Common Stock (the “Conversion Price”). Upon the exercise of any conversion, the Holder shall duly notify the Issuer whether principal or interest is being converted. (The Common stock into which the Note is converted shall be referred to in this agreement as “Conversion Shares.”)

c.	Right of First Refusal. In the event that the Holder converts any portion of this Note into Common Stock, the Issuer shall be granted a right of first refusal for any sale of those shares of Common Stock at a price of $1.75 per share.

d.	Reserved.

e.	Mechanics of Conversion

i.	Conversion Shares Issuable Upon Conversion of Principal Amount. The number of shares of Common Stock issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted by (y) the Conversion Price.

ii.	Delivery of Certificate Upon Conversion. Not later than three (3) Business Days after any Conversion Date, the Issuer will deliver to the Holder a certificate or certificates representing the Conversion Shares which shall be carry a restrictive legends representing the number of shares of Common Stock being acquired upon the conversion of Note (including, if so timely elected by the Issuer, shares of Common Stock representing the payment of accrued interest) The Issuer shall, if available and if allowed under applicable securities laws, use its best efforts to deliver any certificate or certificates required to be delivered by the Issuer under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

iii.	Failure to Deliver Certificates. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the tenth business day after a Conversion Date, the Holder shall be entitled by written notice to the Issuer at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Issuer shall immediately return the certificates representing the principal amount of Notes tendered for conversion.

iv.	Obligation Absolute; Partial Liquidated Damages. If the Issuer fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 7(d)(ii) by the tenth business day after the Conversion Date, the Issuer shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per business day (increasing to $20 per business day after 5 business days after such damages begin to accrue) for each business day after such tenth business day until such certificates are delivered.

v.	Fractional Shares. Upon a conversion hereunder the Issuer shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If the Issuer elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

vi.	Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Notes shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Issuer shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Notes so converted and the Issuer shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Issuer the amount of such tax or shall have established to the satisfaction of the Issuer that such tax has been paid.

vii.	Withholding of Taxes. All payments by the Issuer under the Note shall be made in full without set-off or counterclaim and free and clear of any deduction or withholding for or on account of any taxes unless the Issuer is required by applicable law to make any deduction or withholding from any payment due under the Note for or on account of any taxes. In this event, the Issuer shall promptly notify the Holder, pay such additional amounts as are necessary to ensure that the Holder receives the amount which it would have received if there had been no such deduction or withholding, promptly pay the tax deducted to the appropriate tax authority before any fine or penalty becomes payable and indemnify the Holder in respect of any such taxes. As soon as practical, but no later than 30 days after any such deduction or withholding, the Issuer shall forward to the Holder official tax receipts and any other documents or evidence reasonably required by the Holder that such taxes have been remitted to the appropriate taxation authority.

7.	Certain Adjustments.

a.	Stock Dividends and Stock Splits. If the Issuer, at any time while the Notes are outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Issuer pursuant to this Note, including as interest thereon), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Issuer, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b.	Subsequent Equity Sales. If the Issuer or any Subsidiary thereof, as applicable, at any time while this Note is outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then, the Conversion Price shall be reduced to equal the Base Share Price and the number of Conversion Shares issuable hereunder shall be increased. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Issuer shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Issuer provides a Dilutive Issuance Notice pursuant to this Section 8(b), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive a number of Conversion Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Conversion.

c.	Pro Rata Distributions. If the Issuer, at any time while Notes are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be determined by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

d.	Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not includes shares of Common Stock owned or held by or for the account of the Issuer, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

8.	Notice to Holders.

a.	Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section 9, the Issuer shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

b.	Notice to Allow Conversion by Holder. If (A) the Issuer shall declare a dividend (or any other distribution) on the Common Stock; (B) the Issuer shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Issuer shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Issuer shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Issuer is a party, any sale or transfer of all or substantially all of the assets of the Issuer, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Issuer shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Issuer; then, in each case, the Issuer shall cause to be filed at each office or agency maintained for the purpose of conversion of the Notes, and shall cause to be mailed to the Holder at its last address as it shall appear upon the stock books of the Issuer, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert Notes during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

c.	Fundamental Transaction. If, at any time while this Note is outstanding, (A) the Issuer effects any merger or consolidation of the Issuer with or into another Person, (B) the Issuer effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Issuer or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Issuer effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Issuer shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Issuer or surviving entity in such Fundamental Transaction shall issue to the Holder a new note consistent with the foregoing provisions and evidencing the Holder’s right to convert such note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

9.	The Holder of the Note, by acceptance hereof, agrees that this Note is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Note except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

10.	Any notice given by any party to the other with respect to this Note shall be given in the manner contemplated by the Loan Agreement in the section entitled “Notices.”

11.	This Note shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the County of New York or the state courts of the State of New York sitting in the County of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Issuer shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under any of this Note.

12.	JURY TRIAL WAIVER. The Issuer and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out of or in connection with this Note.

13.	The following shall constitute an “Event of Default” hereunder:

a.	The Issuer shall default in the payment of any amount due on this Note, time being of the essence, whether by maturity, pursuant to Section 2 or otherwise; or

b.	Any of the representations or warranties made by the Issuer herein, in the referenced Pledge Agreement or any of the other Transaction Documents shall be false or misleading in any material respect at the time made; or

c.	The Issuer shall (1) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (2) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

d.	A trustee, liquidator or receiver shall be appointed for the Issuer or for a substantial part of its property or business without its consent; or

e.	Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Issuer; or

f.	The Issuer will not incur any indebtedness, other than indebtedness incurred in the ordinary course of business or outstanding the date hereof, unless such indebtedness is subordinated to the prior payment in full of this Note on terms reasonably satisfactory to the Lender; or

g.	The Borrower fails to issue shares of Common Stock to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, the Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring or issuing (electronically or in certificated form) any certificate for shares of Common Stock to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) business days after the Holder shall have delivered a Notice of Conversion.; or

h.	The Issuer shall default under any of its obligations under any of the Pledge Agreement or a Pledgor or guarantor shall default on any of its obligations under the any Transaction Documents to which it is a party; or

i.	Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Issuer or any of guarantor.

j.	Failure by the Issuer to deliver any Shares required to be delivered pursuant to the Transaction Documents or any other agreements between the parties.

k.	The Issuer or any subsidiary shall default in any of its material obligations under any other note or any mortgage, credit agreement, loan agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any leasing or factoring arrangement of the Issuer or any subsidiary, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable.

l.	Any guarantor shall default in any of their obligations under any note, mortgage, credit agreement, loan agreement or other agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for borrowed money, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable.

m.	The Borrower effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the Holder; or

n.	Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due; or

o.	The failure by Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future); or

p.	the Borrower requests an extension of the payment terms hereof during the term of the Note; or

q.	In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocable reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to Holder and the Borrower; or

r.	The failure by Borrower to pay any and all post-closing expenses.

14.	If an Event of Default shall have occurred, then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Note immediately due and payable (and the Maturity Date shall be accelerated accordingly), without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and interest shall accrue on the total amount due (the “Default Amount”) on the date of the Event of Default (the “Default Date”) at the rate of 30% per annum or the maximum rate allowed by law, whichever is lower, from the Default Date until the date payment is made, and the Holder may immediately enforce any and all of the Holder’s rights and remedies provided herein or under any of the Transaction Documents or any other rights or remedies afforded by law.

15.	In the event for any reason, any payment by or act of the Issuer or the Holder shall result in payment of interest which would exceed the limit authorized by or be in violation of the law of the jurisdiction applicable to this Note, then ipso facto the obligation of the Issuer to pay interest or perform such act or requirement shall be reduced to the limit authorized under such law, so that in no event shall the Issuer be obligated to pay any such interest, perform any such act or be bound by any requirement which would result in the payment of interest in excess of the limit so authorized. In the event any payment by or act of the Issuer shall result in the extraction of a rate of interest in excess of a sum which is lawfully collectible as interest, then such amount (to the extent of such excess not returned to the Issuer) shall, without further agreement or notice between or by the Issuer or the Holder, be deemed applied to the payment of principal, if any, hereunder immediately upon receipt of such excess funds by the Holder, with the same force and effect as though the Issuer had specifically designated such sums to be so applied to principal and the Holder had agreed to accept such sums as an interest-free prepayment of this Note. If any part of such excess remains after the principal has been paid in full, whether by the provisions of the preceding sentences of this Section or otherwise, such excess shall be deemed to be an interest-free loan from the Issuer to the Holder, which loan shall be payable immediately upon demand by the Issuer. The provisions of this Section shall control every other provision of this Note.

16.	This Note shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Issuer and the Holder. In no event may the Issuer assign this Note or any rights or obligations hereunder without the Holder’s prior written consent and any purported assignment without such consent shall be null and void. This Note and the rights and obligations hereunder may not be assigned by the Holder at any time.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Issuer has caused this 11% Convertible Secured Promissory Note to be duly executed by an officer thereunto duly authorized this Effective Date.

Face Amount: $ 5,000.00

The3rdBevCo, Inc.

By:	/s/ Peter Scalise
Name:	Peter Scalise
Title:	CEO

Robert Marston

By:
Robert Marston

Exhibit A.

NOTICE OF CONVERSION

The undersigned hereby elects to convert $ 5,000.00 principal amount of the Note (defined below) into Shares of Common Stock of The3rdBevCo, Inc., a New York Corporation (the “Borrower”) according to the conditions of the convertible Notes of the Borrower dated as of 1/23/2021 (the “Notes”), as of the date written below. No fee will be charged to the Holder or Holder’s Custodian for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

☐	The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker:

Account Number:

☐	The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below:

Robert Marston

SS #:____________________

Date of Conversion:

Conversion Price:	$1 per share

Shares to Be Delivered:	5,000

Remaining Principal Balance Due	ZERO
After This Conversion:

Signature

Print Name:	Robert Marston